News Release	FMC Technologies, Inc.
5875 N. Sam Houston Parkway W. Houston, TX 77086

For Release:	Immediate

Investors	Bradley Alexander	(281) 260-3665
Media	Lisa Albiston	(281) 931-2513
	Patrick Kimball	(281) 405-6178

FMC Technologies Appoints Two New Members
to its Board of Directors
Executive Chairman of Marathon Oil Corp. and former Executive Vice President of Development & Production of Statoil ASA join the FMC Technologies Board of Directors

HOUSTON, August 8, 2013 -- FMC Technologies, Inc. (NYSE: FTI) announced the appointment of two new members to its Board of Directors.

The new board members are Clarence P. Cazalot, Jr., Executive Chairman of Marathon Oil Corp., and Peter Mellbye, former Executive Vice President of Development & Production of Statoil ASA.

Mr. Mellbye will join the Board on October 1, 2013, and Mr. Cazalot will join the Board on December 1, 2013.

Clarence P. Cazalot, Jr., Executive Chairman of Marathon Oil Corp.

Mr. Cazalot has been in leadership positions at Marathon Oil Corp. for the past 13 years, recently serving as Chairman, President and CEO. He currently serves as Executive Chairman. Prior to joining Marathon Oil Corp. in 2000, Mr. Cazalot served in various roles at Texaco, Inc. for 28 years. He currently serves as a member of the Board of Directors for Marathon Oil Corp. and is a member of the Board of Directors of Baker Hughes, Inc. Mr. Cazalot has a bachelor's degree in geology from Louisiana State University.

Peter Mellbye, former Executive Vice President of Development & Production of Statoil ASA

Mr. Mellbye served in leadership positions at Statoil ASA for 30 years. He most recently served as its Executive Vice President of Development & Production, International. Prior to joining Statoil, Mr. Mellbye worked for the Norwegian Trade Council and the Norwegian Ministry of Trade and Industry. He currently serves as Chairman of the Board of Directors for Ocean Installer, A/S, and is on the Board of Directors of Axis Offshore Pte. Ltd. Mr. Mellbye has a master's degree from the University of Oslo and a bachelor's degree from the University of Bergen.

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FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry. Named by FORTUNE® Magazine as the World's Most Admired Oil and Gas Equipment, Service Company in 2012, the Company has approximately 18,900 employees and operates 30 production facilities in 16 countries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. For more information, visit www.fmctechnologies.com.